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EXHIBIT 5.1 Legal Opinion of Weed & Co. L.P.

                                WEED & CO. L.P.
     4695 MACARTHUR COURT, SUITE 1450, NEWPORT BEACH, CALIFORNIA 92660-2164
               TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087



                                December 10, 2001



Board of Directors
American IDC Corp.
1904 11th Street, Suite 1
Santa Monica, CA 90404

Re: Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with American IDC Corp.'s (the "Company") filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 1,700,000 shares of the Company's common stock, $.001 par value (the "Shares"), pursuant to a consulting agreement (the "Agreement") and the 2001 Non-Qualified Stock Plan (the "Stock Plan").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Agreement, Stock Plan and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

                                        Very truly yours,


                                        /s/Richard O. Weed
                                        ---------------------------
                                        Richard O. Weed